Exhibit 99.1

Dun & Bradstreet Enters Into a Definitive Agreement To Be Acquired by Clearlake Capital Group
 Dun & Bradstreet Shareholders to Receive $9.15 per Share in Cash Transaction Valued at $7.7 Billion

SANTA MONICA, Calif. and JACKSONVILLE, Fla. – March 24, 2025 – Clearlake Capital Group, L.P., (together with certain of its affiliates, “Clearlake”), today announced that it has entered into a definitive agreement to acquire Dun & Bradstreet Holdings, Inc. (“Dun & Bradstreet”) (NYSE: DNB), a leading global provider of business decisioning data and analytics, in a transaction valued at $7.7 billion, including outstanding debt / with an equity value of $4.1 billion.

Under the terms of the agreement, which has been unanimously approved by Dun & Bradstreet’s Board of Directors, Dun & Bradstreet shareholders will receive $9.15 in cash for each share of common stock they own.

"We have been on a strategic journey over the last six years, executing a major transformation that has strengthened our business and financial results. We have grown revenue by approximately 40%, EBITDA by 60%, expanded margins by nearly 600 basis points, and leverage has come down from 9 times to
3.6 times, all while extending our lead in data breadth, depth and quality,” said Anthony Jabbour, CEO of Dun & Bradstreet. “We are pleased to be partnering with Clearlake on this new leg of that journey. With their support, our team looks forward to evolving and growing the company with new ways to put our trusted, proprietary and mission-critical data assets to work for our clients.”

“Dun & Bradstreet has built a trusted, globally recognized brand and has amassed a preeminent set of data and analytics that empower organizations of all sizes. As companies become more data-centric in their decisioning in this fast-paced world, we see vast potential for Dun & Bradstreet to deliver AI-powered solutions to their global client base,” said Behdad Eghbali, Co-Founder and Managing Partner, and James Pade, Partner, at Clearlake. “We are excited to partner with Anthony and his team to support the company in unlocking its full potential."

Transaction Details

The purchase price will be funded by Clearlake with a combination of equity and debt financing on the terms set forth in the respective commitment letters executed in connection with the transaction.

The agreement provides for a “go-shop” period, during which Dun & Bradstreet, with the assistance of BofA Securities, will actively solicit, evaluate and potentially enter into negotiations with and provide due diligence access to parties that submit alternative proposals. The go-shop period is 30 days. Dun & Bradstreet will have the right to terminate the agreement and enter into a superior proposal, subject to the conditions and procedures specified in the merger agreement to be filed by Dun & Bradstreet with the Securities and Exchange Commission today on Form 8-K. There can be no assurance this process will result in a superior proposal. Dun & Bradstreet does not intend to disclose developments about this process unless and until its Board of Directors has made a decision with respect to any potential superior proposal.

The transaction is expected to close in the third quarter of 2025, subject to Dun & Bradstreet shareholder approval, regulatory clearances and other customary closing conditions. The Dun & Bradstreet Board unanimously recommends that shareholders vote to approve the merger at an upcoming special meeting of shareholders.

Upon completion of the transaction, Dun & Bradstreet will become a privately held company and shares of Dun & Bradstreet common stock will no longer be listed on any public market.

BofA Securities is serving as financial advisor to Dun & Bradstreet and Weil, Gotshal & Manges LLP is serving as legal counsel.

Financial advisors to Clearlake include Morgan Stanley, Goldman Sachs, JP Morgan, Rothschild & Co, Barclays, Citi, Deutsche Bank, Santander, and Wells Fargo. Ares Credit Funds and HSBC also participated in the committed financing for the transaction. Sidley Austin LLP is serving as legal counsel to Clearlake.

About Dun & Bradstreet

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity.

About Clearlake

Clearlake Capital Group, L.P. is an investment firm founded in 2006 operating integrated businesses across private equity, credit and other related strategies. With a sector-focused, approach, the firm seeks to partner with experienced management teams by providing patient, long-term capital to dynamic businesses that can benefit from Clearlake’s operational approach, O.P.S.® The firm’s core private equity target sectors are technology, industrials, and consumer. Clearlake currently has over $90 billion of assets under management and its senior investment principals have led or co-led over 400 investments, and has deployed over $57 billion in liquid and illiquid credit investments globally. The firm is headquartered in Santa Monica, CA with affiliates in Dallas, TX, London, UK, Dublin, Ireland, Luxembourg, Abu Dhabi, UAE, and Singapore. More information is available at www.clearlake.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the effects of the proposed acquisition of Dun & Bradstreet by an affiliate of Clearlake Capital Group, L.P. Forward- looking statements are based on Dun & Bradstreet’s management’s beliefs, as well as assumptions made by, and information currently available to, them. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “predicts,” “potential,” “expects,” “may,” “could,” “might,” “likely,” “will,” “should” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. It is not possible to predict or identify all risk factors. Consequently, the risks and uncertainties listed below should not be considered a complete discussion of all of our potential trends, risks and uncertainties and, except as required by law, we undertake no obligation to make any revisions to any forward-looking statements contained in this communication or to update them to reflect events or circumstances occurring after the date of this communication, whether as a result of new information, future events/developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger; (iii) risks related to disruption of management’s attention from our ongoing business operations due to the proposed merger; (iv) the effect of the announcement of the proposed merger on our relationships with our customers, operating results and business generally; (v) the risk that the proposed merger will not be consummated in a timely manner; (vi) our ability to implement and execute our strategic plans to transform the business; (vii) our ability to develop or sell solutions in a timely manner or maintain client relationships; (viii) competition for our solutions; (ix) harm to our brand and reputation; (x) unfavorable global economic conditions including, but not limited to, volatility in interest rates, foreign currency markets, inflation, and supply chain disruptions; (xi) risks associated with operating and expanding internationally; (xii) failure to prevent cybersecurity incidents or the perception that confidential information is not secure; (xiii) failure in the integrity of our data or systems; (xiv) system failures and personnel disruptions, which could delay the delivery of our solutions to our clients; (xv) loss of access to data sources or ability to transfer data across the data sources in markets where we operate; (xvi) failure of our software vendors and network and cloud providers to perform as expected or if our relationship is terminated; (xvii) loss or diminution of one or more of our key clients, business partners or government contracts; (xviii) dependence on strategic alliances, joint ventures and acquisitions to grow our business; (xix) our ability to protect our intellectual property adequately or cost-effectively; (xx) claims for intellectual property infringement; (xxi) interruptions, delays or outages to subscription or payment processing platforms; (xxii) risks related to acquiring and integrating businesses and divestitures of existing businesses; (xxiii) our ability to retain members of the senior leadership team and attract and retain skilled employees; (xxiv) risks related to changes in the political and legislative landscape in which we operate (including as a result of changes in domestic and international governments and policies) and potential corporate tax reform, and our ability to adapt to those changes as well as adaptation by our key customers and suppliers; (xxv) risks related to registration and other rights held by certain of our largest shareholders; (xxvi) an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event, including the global economic uncertainty and measures taken in response; (xxvii) the potential for political, social, or economic unrest, terrorism, hostilities or war, including increased economic uncertainty related to the ongoing conflict between Russia and Ukraine, the conflict in the Middle East, and associated trends in macroeconomic conditions, and (xxviii) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note Regarding Forward-Looking Statements” and other sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 21, 2025 (the “Company’s 2024 Annual Report”).

No Offer or Solicitation; Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed merger, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A to be filed with the SEC (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed merger. SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING. All such documents, when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents, once available, and the Company’s other filings with the SEC also will be available free of charge on the Company’s website at https://investor.dnb.com/financials/sec- filings/default.aspx.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from stockholders in connection with the proposed merger. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement on Schedule 14A for its 2024 annual meeting of stockholders, filed with the SEC on April 25, 2024 (the “2024 Definitive Proxy”), which is available here. Please refer to the sections captioned “Executive Compensation” and “Security Ownership of Certain Beneficial Owners” in the 2024 Definitive Proxy. To the extent that certain Company participants or their affiliates have acquired or disposed of security holdings since the “as of” date disclosed in the 2024 Definitive Proxy, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedules 13D filed with the SEC, which are available at: https://www.sec.gov/cgi-bin/browse-edgar?CIK=0001799208&owner=exclude. Such filings and the 2024 Definitive Proxy are available free of charge on the Company’s website at https://investor.dnb.com/financials/sec-filings/default.aspx or through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the proposed merger.

Contacts

For Dun & Bradstreet:
Media Contact:
PR@dnb.com
 904-648-6130

Investor Contact:
IR@dnb.com
904-648-8006

For Clearlake:
Media Contact:
Jennifer Hurson
jhurson@lambert.com
845-507-0571